Audited Financial Statements

for the fiscal year ended 31 March

2006

ii	PROVINCE OF NEW BRUNSWICK	2006

To His Honour,

The Honourable Herménégilde Chiasson Lieutenant-Governor of the Province of New Brunswick

     The undersigned has the honour to submit the Public Accounts of the Province of New Brunswick for the fiscal year ended 31 March 2006.

I am, Your Honour,

JEANNOT VOLPÉ Minister of Finance

Fredericton, New Brunswick 15 August 2006

The Honourable Jeannot Volpé Minister of Finance

Sir:

     The undersigned has the honour to present to you the Public Accounts of the Province of New Brunswick for the fiscal year ended 31 March 2006.

Respectfully submitted,

Kim MacPherson, C.A. Comptroller

Fredericton, New Brunswick 15 August 2006

2006	PROVINCE OF NEW BRUNSWICK	iii

TABLE OF CONTENTS
Audited Financial Statements
Introduction to Volume I	1
Statement of Responsibility	2
Results for the Year	3
Major Variance Analysis	5
Auditor's Report	9
Statement of Financial Position	10
Statement of Operations	11
Statement of Cash Flow	12
Statement of Change in Net Debt	13
Notes to the Financial Statements	14
Schedules to the Financial Statements	41

2006	PROVINCE OF NEW BRUNSWICK	1

INTRODUCTION VOLUME I

The Public Accounts of the Province of New Brunswick are presented in five volumes.

This volume contains the audited financial statements of the Provincial Reporting Entity as described in note 1 to the financial statements. They include a Statement of Financial Position, a Statement of Operations, a Statement of Cash Flow and a Statement of Change in Net Debt. This volume also contains the Auditor’s Report, Statement of Responsibility, management’s comments on the results of the year and a variance analysis.

Volume II contains unaudited supplementary information to the Financial Statements presented in Volume I. It presents summary statements for revenue and expenditure as well as five-year comparative statements. This volume also contains detailed information on Supplementary Appropriations, Funded Debt, statements of the General Sinking Fund, Securities Held, and revenue and expenditure by government department (this includes salary, travel, supplier, grant and contribution, and loan disbursement listings).

Volume III contains the financial statements of those corporations, boards and commissions which are accountable for the administration of their financial affairs and resources to the Government or the Legislature of the Province. The Government or Legislature also has the power to control these organizations either through ownership or through legislative provisions.

Volume IV contains the financial statements of various trust funds which the Province administers as Trustee.

Volume V contains salary listings of certain government organizations, including Regional Health Authorities, New Brunswick Power Corporation, and New Brunswick Liquor Corporation. The salary listings are for employees who received earnings during the year ended 31 December 2005 in excess of $40,000.

2	PROVINCE OF NEW BRUNSWICK	2006

STATEMENT OF RESPONSIBILITY

The financial statements of the Province of New Brunswick are prepared each year by the Comptroller as required under section 12 of the Financial Administration Act. The financial statements include a Statement of Financial Position, a Statement of Operations, a Statement of Cash Flow and a Statement of Change in Net Debt.

Financial statement integrity and objectivity are the responsibility of the Government. To help fulfil this responsibility, systems of internal control have been established to provide reasonable assurance that transactions are properly authorized, executed and reported. The statements are prepared in accordance with the accounting policies described in Note 1 to the Financial Statements.

On behalf of the Government:

Honourable Jeannot Volpé Minister of Finance

15 August 2006

2006	PROVINCE OF NEW BRUNSWICK	3

RESULTS FOR THE YEAR

General Comments

The Province had a surplus for the fiscal year ended 31 March 2006 of $243.6 million. This represents a significant increase over the budgeted surplus of $98.9 million. The main reason was due to a $131.5 million improvement in the net income for the New Brunswick Electric Finance Corporation. NBEFC net income was higher than expected as a result of an extraordinary year for NB Power due to ideal conditions of warm weather, high water levels, and increased exports.

There were several other variances which are discussed in more detail in the major variance section below.

Summary Financial Information
(millions)
Statement of Financial Position
	2006	2005
Financial Assets	$1,244.1	$904.8
Liabilities	(7,899.8)	(7,683.1)
Net Debt	(6,655.7)	(6,778.3)
Tangible Capital Assets	4,859.1	4,746.7
Other Non Financial Assets	116.3	107.7
Total Non Financial Assets	4,975.4	4,854.4
Accumulated Deficit	$(1,680.3)	$(1,923.9)

	2006	2005
Revenue – Provincial Own Sources	$3,930.0	$3,627.2
Revenue – Federal Sources	2,370.7	2,332.6
Total Revenue	6,300.7	5,959.8
Expenses	6,057.1	5,717.6
Surplus / (Deficit)	$243.6	$242.2

Statement of Change in Net Debt
	2006	2005
Opening Net Debt	$(6,778.3)	$(6,923.6)
Decrease in Net Debt	122.6	145.3
Ending Net Debt	$(6,655.7)	$(6,778.3)

Fiscal Management Measures

The Government uses multiple measures to guide its fiscal management, a number of which are described below.

4	PROVINCE OF NEW BRUNSWICK	2006

Surplus

The surplus for the year ended 31 March 2006 was $243.6 million which is slightly higher than the $242.2 million surplus generated in the previous year.

Net Debt

In Volume I of the 31 March 2005 Public Accounts, the following table discloses the net debt at the end of each year since 2000.

(millions)
Year	2000	2001	2002	2003	2004	2005
Net
Debt	$7,048.9	$6,908.7	$6,778.6	$6,879.2	$6,967.5	$6,836.0

This table reported a reduction in net debt over the five year period of $212.9 million. There was a change in 2006 to reclassify certain items previously reported as prepaid expenses as advances in accordance with generally accepted accounting principles for governments. This required a restatement of the net debt numbers. The restated numbers are as follows:

(millions)
Year	2000	2001	2002	2003	2004	2005
Net
Debt	$7,048.9	$6,898.9	$6,734.5	$6,832.4	$6,923.6	$6,778.3

Therefore the reduction in net debt over the five year period from 1 April 2000 until 31 March 2005 has been restated to $270.6 million.

Net debt was reduced by a further $122.6 million during the year ended 31 March 2006 to reach a balance of $6,655.7. The following table reports the net debt position at the end of each of the past six years.

(millions)
Year	2000	2001	2002	2003	2004	2005	2006
Net
Debt	$7,048.9	$6,898.9	$6,734.5	$6,832.4	$6,923.6	$6,778.3	$6,655.7

The reduction in net debt over the six year period therefore has been $393.2 million.

Net Debt as a Percentage of Gross Domestic Product

At 31 December 1999, the Province’s Gross Domestic Product was $19,041 million. Therefore, the restated net debt as at 31 March 2000 was 37.0% of GDP at the time. The Province’s GDP at 31 December 2005 was $23,727 million, so the net debt to GDP ratio stands at 28.1% for the year ended 31 March 2006.

(millions)
Year	2000	2001	2002	2003	2004	2005	2006
GDP	$19,041.0	$20,085.0	$20,684.0	$21,152.0	$22,179.0	$22,976.0	$23,727.0
Net Debt	$7,048.9	$6,898.9	$6,734.5	$6,832.4	$6,923.6	$6,778.3	$6,655.7
Ratio	37.0%	34.3%	32.6%	32.3%	31.2%	29.5%	28.1%

2006	PROVINCE OF NEW BRUNSWICK	5

This table reports that there has been a steady six year improvement in the net debt to GDP ratio (a reduction of 8.9 percentage points from the starting point of 37.0%) .

For purposes of the Fiscal Responsibility and Balanced Budget Act, an improvement in the net debt to GDP ratio over successive fiscal periods is targeted. This means that the net debt to GDP ratio for the year ended 31 March 2007 must be lower than the year ended 31 March 2004. Current results are considerably below the ratio of 31.2% at the end of the previous fiscal period.

Debt Charges

The Province’s debt charges for the year ended 31 March 2006, calculated as the amount spent on servicing the public debt less sinking fund earnings, totaled $365.0 million, $42.0 million less than what the Province spent in 2000.

Results According to the Fiscal Responsibility and Balanced Budget Act

The Province adopted the Fiscal Responsibility and Balanced Budget Act (FRBBA) and repealed the

Balanced Budget Act. The new Act requires that total expenses not exceed total revenues for the fiscal period commencing 1 April 2004 and ending 31 March 2007. During the year, the Government generated a $240.2 million surplus for Balanced Budget purposes. This combined with the surplus to date according to the FRBBA resulted in a cumulative surplus of $482.4 million as is shown in the following table.

Surplus According to Fiscal Responsibility and Balanced Budget Act

	2005	2006	Cumulative
Surplus - FRBBA	$242.2	$240.2	$482.4

MAJOR VARIANCE ANALYSIS

Explanations of major variances are described below, first for revenue, followed by expenses. In this analysis, comparisons are made between the actual results for 2005-2006 and either the 2005-2006 budget or actual results for 2004-2005.

REVENUE

Provincial Sources

Taxes on Consumption

Taxes on consumption are up $102.0 million from the previous year. This is attributable to an increase in harmonized sales tax revenue of $115.6 million, resulting from prior-year adjustments and economic growth. This is partially offset by lower revenue of $7.6 million from gasoline and motive fuel taxes and $6.0 million from tobacco taxes due to lower-than-anticipated volumes.

Taxes on Income

Taxes on income are up $47.0 million from budget mainly due to a $42.6 million increase in personal income tax revenue, resulting primarily from a prior-year adjustment with respect to the 2004 taxation year.

6	PROVINCE OF NEW BRUNSWICK	2006

Taxes on income are up $48.3 million from the previous year. This is attributable to an increase of $63.4 million in personal income tax revenue due to higher in-year payments and prior-year adjustments and a decrease of $22.8 million in corporate income tax revenue due to prior-year adjustments.

Investment Income

Investment income is up $128.0 million from budget as a result of a $131.5 million improvement in net income for the New Brunswick Electric Finance Corporation. NBEFC net income was higher than expected as a result of an extraordinary year for NB Power due to ideal conditions of warm weather, high water levels, and increased exports.

Investment income is up $125.8 million from the previous year primarily due to a $123.7 million improvement in net income for the New Brunswick Electric Finance Corporation. NBEFC net income was higher than the previous year as a result of an extraordinary year for NB Power in 2005-2006.

Federal Sources

Health and Social Transfers

Health and Social Transfers are up $53.8 million from the previous year mainly due to increased federal funding reflecting the September 2004 10-year Plan to Strengthen Health Care.

Fiscal Equalization Payments

Fiscal Equalization Payments are down $47.5 million year-over-year. The province received significant, one-time positive prior-year adjustments during fiscal 2004-2005 that has contributed to the year-over-year decline, more than offsetting the increased payment level for 2005-2006 as established under the new federal Equalization framework.

Conditional Grants

Conditional Grants are up $40.7 million from budget mainly due to additional federal funding for the gas tax agreement, the public transit agreement, official languages, and other grants.

Conditional Grants are up $31.6 million from the previous year mainly due to increased federal funding for Early Learning and Child Care, the public transit agreement, the gas tax agreement, and official languages; partially offset by lower funding for various other programs.

EXPENSES

Education

Education expenses were $95.0 million higher than budget mainly due to a one-time $60.0 million grant to universities and additional investments in School District Operations.

Education expenses were $118.7 million higher than 2004-2005 mainly due to a one-time $60.0 million grant to universities and increased investments in School District Operations.

Health

Health expenses were $4.1 million higher than budget mainly due to increased expenses in Out-of-Province Hospital Payments and Hospital Services.

2006	PROVINCE OF NEW BRUNSWICK	7

Health expenses were $121.3 million higher than 2004-2005 mainly due to increased expenses in Hospital Services, Medicare, the Prescription Drug Program and Ambulance Services.

Family and Community Services

Family and Community Services expenses were $8.7 million higher than budget mainly due to increased costs for Long Term Care and an investment in the Early Learning Child Care Trust Fund.

Family and Community Services expenses were $45.0 million higher than 2004-2005 mainly due to increased costs for Child Protection, Long Term Care, Nursing Homes and an investment in the Early Learning Child Care Trust Fund.

Protection Services

Protection Services expenses were $6.0 million higher than budget mainly due to increased costs in Public Safety’s Disaster Financial Assistance and Adult Institutions programs and in Justice’s Court Services and Attorney General programs.

Protection Services expenses were $9.5 million higher than 2004-05 mainly due to increased costs in Public Safety’s Disaster Financial Assistance and Adult Institutions programs and in Justice’s Legal Aid, Court Services and Attorney General programs.

Economic Development

Economic Development expenses were $29.5 million higher than budget mainly due to an increase in Business New Brunswick’s Provision for Loss expense and an investment in the New Brunswick Innovation Trust Fund.

Economic Development expenses were $1.6 million lower than in 2004-2005 mainly due to decreased expenses in Business New Brunswick’s Strategic Assistance program and Regional Development Corporation’s Canada/NB Infrastructure Program partially offset by an increase in Business New Brunswick’s Provision for Loss expense.

Employment Development and Labour

Employment Development and Labour expenses were $5.4 million higher than budget mainly due to additional expenses to support training and project activities in the New Brunswick Community College network.

Employment Development and Labour expenses were $2.2 million higher than 2004-2005 mainly due to additional expenses to support training and project activities in the New Brunswick Community College network.

Resource Sector

Resource Sector expenses were $2.8 million lower than budget mainly due to decreased demand under Agriculture, Fisheries and Aquaculture's Canadian Agricultural Income Stabilization Program.

Resource Sector expenses were $2.2 million lower than 2004-2005 mainly due to decreased demand under Agriculture, Fisheries and Aquaculture's Canadian Agricultural Income Stabilization Program and a

8	PROVINCE OF NEW BRUNSWICK	2006

decrease in Provision for Loss expense partially offset by increased costs in Natural Resources for forest management activities.

Transportation

Transportation expenses were $25.2 million higher than 2004-2005 mainly due to increased funding to the New Brunswick Highway Corporation for the maintenance of new sections of highway, increased expenses in the Permanent Highways, Rural Road Initiative and Urban Bypasses programs and increased amortization expense.

Central Government

Central Government expenses were $40.8 million lower than budget mainly due to decreased expenses in General Government’s Supplementary Funding Provision partially offset by increased pension expense.

Central Government expenses were $10.9 million higher than 2004-2005 mainly due to an increase in Provision for Loss expense and an increase in the Municipal Unconditional Grant.

Service of the Public Debt

Service of the Public Debt expenses were $9.6 million lower than budget due to an increase in short-term interest earned as well as a larger foreign exchange gain due to the strengthening Canadian dollar.

Service of the Public Debt expenses were $10.5 million higher than 2004-2005 as a result of a large foreign exchange gain experienced in 2004-2005 due to maturing foreign issues and the strengthening Canadian dollar.

2006	PROVINCE OF NEW BRUNSWICK	9

AUDITOR'S REPORT

To the Legislative Assembly
Province of New Brunswick

I have audited the statement of financial position of the Province of New Brunswick as at 31 March 2006 and the statements of operations, cash flow and change in net debt for the year then ended. These financial statements are the responsibility of government. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by government, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province as at 31 March 2006 and the results of its operations, the changes in its net debt and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by section 10 of the Auditor General Act, I also express my opinion that these financial statements present fairly, in all material respects, the financial position of the Province as at 31 March 2006 and the results of its operations, the changes in its net debt and its cash flows for the year then ended in accordance with the stated accounting policies of the Province set out in Note 1 to the financial statements. As also required by section 10 of the Auditor General Act, I report that, in my opinion, the accounting policies have been applied, after giving retroactive effect to the change in accounting for certain advances, as explained in Note 3 to the financial statements, on a basis consistent with that of the preceding year.

Note 4 to the financial statements presents information on the Province’s revenue and expenses, and the ratio of net debt to GDP, as required by the Fiscal Responsibility and Balanced Budget Act. In my opinion, Note 4 presents fairly, in all material respects, the information required by sections 6 and 10 of the Fiscal Responsibility and Balanced Budget Act to be included in the Public Accounts.

K. D. Robinson, CA Deputy Auditor General 28 July 2006

Office of the Auditor General P.O. Box 758 Fredericton, New Brunswick E3B 5B4

10	PROVINCE OF NEW BRUNSWICK	2006

STATEMENT OF FINANCIAL POSITION
as at 31 March 2006

		(millions)
Schedule		2006	2005
	FINANCIAL ASSETS
1	Cash Net of Short Term Borrowing	$56.0	$148.3
2	Receivables and Advances	449.8	410.1
3	Taxes Receivable	446.2	392.0
4	Inventories	6.7	4.8
5	Loans	320.0	120.1
6	Investments	(34.6)	(170.5)
	Total Financial Assets	1,244.1	904.8
	LIABILITIES
7	Accounts Payable	667.4	642.7
8	Accrued Expenses	920.1	927.7
	Unrealized Foreign Exchange Gains	48.7	39.9
9	Allowance for Losses	60.7	67.1
10	Deferred Revenue	323.1	323.9
11	Deposits Held in Trust	57.1	52.5
12	Obligations under Capital Leases (Note 7)	834.1	849.4
	Pension Liability (Note 13)	30.2	156.7
		2,941.4	3,059.9
	Funded Debt (Note 11)	12,203.9	11,713.6
	Borrowing for New Brunswick Electric Finance Corporation	(3,261.5)	(3,316.6)
	Funded Debt for Provincial Purposes	8,942.4	8,397.0
	Sinking Fund Investments	(3,984.0)	(3,773.8)
		4,958.4	4,623.2
	Total Liabilities	7,899.8	7,683.1
	NET DEBT	(6,655.7)	(6,778.3)
	NON-FINANCIAL ASSETS
	Tangible Capital Assets (Note 9)	4,859.1	4,746.7
4	Inventories of Supplies	40.1	38.1
13	Prepaid and Deferred Charges	76.2	69.6
	Total Non-Financial Assets	4,975.4	4,854.4
	ACCUMULATED DEFICIT	$(1,680.3)	$(1,923.9)

Contingent Liabilities - See Note 14
Commitments - See Note 15

The accompanying notes are an integral part of these Financial Statements.

Kim MacPherson, C.A.
Comptroller

2006	PROVINCE OF NEW BRUNSWICK	11

STATEMENT OF OPERATIONS
for the fiscal year ended 31 March 2006

			(millions)
Schedule		2006	2006	2005
		Budget	Actual	Actual
	REVENUE
	Provincial Sources
14	Taxes on Consumption	$1,162.7	$1,161.3	$1,059.3
	Taxes on Property	337.0	341.0	334.1
15	Taxes on Income	1,177.4	1,224.4	1,176.1
16	Other Taxes	94.8	90.8	94.7
17	Licenses and Permits	110.8	113.8	103.0
18	Royalties	68.0	67.8	70.7
19	Investment Income	281.5	409.5	283.7
20	Other Provincial Revenue	279.8	295.0	284.0
	Sinking Fund Earnings	227.0	226.4	221.6
		3,739.0	3,930.0	3,627.2
	Federal Sources
	Canada Health Transfer	483.4	488.2	408.9
	Canada Social Transfer	204.3	207.2	198.4
	Canada Health and Social Transfer	---	1.0	---
	Health Reform Transfer	---	---	35.3
	Fiscal Equalization Payments	1,348.0	1,348.0	1,395.5
	Other Unconditional Grants - Canada	1.9	1.9	1.7
21	Conditional Grants - Canada	283.7	324.4	292.8
		2,321.3	2,370.7	2,332.6
		6,060.3	6,300.7	5,959.8
	EXPENSE
22	Education	1,100.9	1,195.9	1,077.2
23	Health	1,954.2	1,958.3	1,837.0
24	Family and Community Services	766.8	775.5	730.5
25	Protection Services	154.7	160.7	151.2
26	Economic Development	152.5	182.0	183.6
27	Employment Development and Labour	226.1	231.5	229.3
28	Resource Sector	167.4	164.6	166.8
29	Transportation	313.5	313.7	288.5
30	Central Government	524.3	483.5	472.6
	Service of the Public Debt (Note 12)	601.0	591.4	580.9
		5,961.4	6,057.1	5,717.6
	ANNUAL SURPLUS	98.9	243.6	242.2
	ACCUMULATED DEFICIT - BEGINNING OF YEAR	(1,923.9)	(1,923.9)	(2,166.1)
	ACCUMULATED DEFICIT - END OF YEAR	$(1,825.0)	(1,680.3)	$(1,923.9)

The accompanying notes are an integral part of these Financial Statements.

12	PROVINCE OF NEW BRUNSWICK	2006

STATEMENT OF CASH FLOW
for the fiscal year ended 31 March 2006

		(millions)
		2006	2005
OPERATING ACTIVITIES
Surplus / (Deficit)		$243.6	$242.2
Non Cash Items
Amortization of Premiums, Discounts and Issue Expenses		7.4	7.1
Foreign Exchange Expense		(7.8)	(21.8)
Increase in Allowance for Doubtful Accounts		59.7	77.5
Amortization of Tangible Capital Assets		204.6	193.4
Loss on Disposal of Tangible Capital Assets		0.4	2.3
Sinking Fund Earnings		(226.4)	(221.6)
Losses on Foreign Exchange Settlements		19.1	10.5
Decrease in Pension Liability (Note 13)		(126.5)	(114.8)
Increase (Decrease) in Deferred Revenue	`	(0.8)	29.4
(Increase) Decrease in Working Capital		(82.4)	140.9
Net Cash From Operating Activities		90.9	345.1
INVESTING ACTIVITIES
Increase in Investments, Loans and Advances		(401.5)	(1.3)
Net Cash Used in Investing Activities		(401.5)	(1.3)
CAPITAL TRANSACTIONS
Acquisition of Capital Assets		(342.2)	(326.7)
Revenue Received to Acquire Tangible Capital Assets		24.9	34.3
Net Cash Used in Capital Transactions		(317.3)	(292.4)
FINANCING ACTIVITIES
Proceeds from Issuance of Funded Debt		987.9	567.1
Received from Sinking Fund for Redemption of Debentures and
Payment of Exchange		144.1	292.2
Increase (Decrease) in Obligations under Capital Leases		(15.2)	(16.4)
Sinking Fund Instalments		(127.9)	(128.3)
Funded Debt Matured		(453.3)	(627.5)
Net Cash From Financing Activities		535.6	87.1
INCREASE (DECREASE) IN CASH DURING YEAR		(92.3)	138.5
CASH POSITION - BEGINNING OF YEAR		148.3	9.8
CASH POSITION - END OF YEAR		$56.0	$148.3
CASH REPRESENTED BY
Cash Net of Short Term Borrowing		$56.0	$148.3
The accompanying notes are an integral part of these Financial Statements.

2006	PROVINCE OF NEW BRUNSWICK	13

STATEMENT OF CHANGE IN NET DEBT
for the fiscal year ended 31 March 2006

	(millions)
	2006	2005
	Actual	Actual
NET DEBT - BEGINNING OF YEAR
As Previously Published	$(6,836.0)	$(6,967.5)
Prior Years' Adjustments
Reclassification of Advances as Financial Assets	57.7	43.9
RESTATED NET DEBT - BEGINNING OF YEAR	(6,778.3)	(6,923.6)
CHANGES IN YEAR
Annual Surplus	243.6	242.2
Acquisition of Tangible Capital Assets	(342.2)	(326.7)
Amortization of Tangible Capital Assets	204.5	193.4
Losses on Sales of Tangible Capital Assets	0.4	2.3
Revenue Received to Acquire Tangible Capital Assets	24.9	34.3
Acquisition of Supplies Inventories	(40.1)	(38.1)
Increase in Prepaid Expense	(76.2)	(69.6)
Consumption of Supplies Inventories	38.1	40.2
Use of Prepaid Expenses	69.6	67.3
DECREASE IN NET DEBT	122.6	145.3
NET DEBT - END OF YEAR	$(6,655.7)	$(6,778.3)

The accompanying notes are an integral part of these Financial Statements.

14	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Provincial Reporting Entity

In these financial statements, the Province is defined as the Provincial Reporting Entity. The Provincial Reporting Entity is comprised of certain organizations that are controlled by the government. These organizations are the Consolidated Fund, the General Sinking Fund, the Fiscal Stabilization Fund and certain agencies, commissions and corporations. The agencies, commissions and corporations included in this definition are identified below.

Transactions and balances of organizations are included in these financial statements through one of the following accounting methods:

Consolidation method - This method combines the accounts of distinct organizations. It requires uniform accounting policies for the organizations. Inter-organizational balances and transactions are eliminated under this method. This method reports the organizations as if they were one organization.

Modified equity method - This method is used for government enterprises. Government enterprises are defined in Note 8 to these financial statements. The modified equity method reports a government enterprise’s net assets as an investment in the Province’s Statement of Financial Position. The net income of the government enterprise is reported as investment income in the Province’s Statement of Operations. Inter-organizational transactions and balances are not eliminated. All gains or losses arising from inter-organizational transactions between government enterprises and other government organizations are eliminated. The accounting policies of government enterprises are not adjusted to conform with those of other government organizations.

Transaction method - This method records only transactions between the Province and the other organizations.

Organizations that have been included in the Provincial Reporting Entity through consolidation are:

Algonquin Golf Limited;
Algonquin Properties Limited;
Arts Development Trust Fund;
Environmental Trust Fund;
Forest Protection Limited;
New Brunswick Credit Union Deposit Insurance Corporation;
New Brunswick Distance Education Network Inc.;
New Brunswick Highway Corporation;
New Brunswick Housing Corporation;
New Brunswick Investment Management Corporation;
New Brunswick Tire Stewardship Board;
Regional Development Corporation;
Regional Health Authorities;
Service New Brunswick;
Sport Development Trust Fund.

2006	PROVINCE OF NEW BRUNSWICK	15

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

Government enterprises that have been included in these financial statements through modified equity accounting are:

Lotteries Commission of New Brunswick;
New Brunswick Electric Finance Corporation;
New Brunswick Liquor Corporation;
New Brunswick Municipal Finance Corporation;
New Brunswick Power Holding Corporation;
New Brunswick Securities Commission.

Certain organizations that are accountable to the Legislature have been included through the transaction method. The transaction method was used because the appropriate methods would not produce a materially different result. The determination of which entities to exclude because of materiality was made by Board of Management. The organizations included through the transaction method are:

Advisory Council on the Status of Women;
Atlantic Education International Inc.;
Board of Commissioners of Public Utilities of New Brunswick;
Fundy Linen Services Inc.;
Kings Landing Corporation;
New Brunswick Advisory Council on Youth;
New Brunswick Arts Board;
New Brunswick Crop Insurance Commission;
New Brunswick Insurance Board;
New Brunswick Legal Aid Services Commission;
New Brunswick Museum;
New Brunswick Public Libraries Foundation;
New Brunswick Research and Productivity Council;
Premier's Council on the Status of Disabled Persons;
Provincial Holdings Ltd.;
Strait Crossing Finance Inc.

b) Significant Accounting Policies

Accrual Accounting

Expenses are recorded for all goods and services received during the fiscal year.

Revenue from Canada under the Federal-Provincial Fiscal Arrangements and Federal Post-Secondary Education and Health Contributions Act, 1977, and the Canada-New Brunswick Tax Collection Agreement is accrued based on information provided by Canada and is subject to adjustment in future years.

All other revenues and recoveries are recorded on an accrual basis.

16	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

Debt Charges

Interest and other debt service charges are reported in the Statement of Operations as Service of the Public Debt except as described below:

Because government enterprises are included in the Provincial Reporting Entity through modified equity accounting, the cost of servicing their debt is not included in the Service of the Public Debt expense. The cost of servicing the debt of government enterprises is an expenditure included in the calculation of their net profit or loss for the year.

Interest costs imputed on the Province’s Accrued Pension Liability are recorded as part of pension expense, which is included in various expenditure functions.

Interest earned on the assets of the General Sinking Fund and on other provincial assets is reported as revenue.

Note 12 to these financial statements reports the components of the Service of the Public Debt Expense function and total debt charges.

Government Transfers

Government transfers are transfers of money, such as grants, from a government to an individual, an organization or another government for which the government making the transfer does not receive any goods or services directly in return.

Government transfers are recognized in the Province's financial statements as expenses or revenues in the period that the events underlying the transfer occurred. Liabilities have been established for any transfers due at 31 March 2006 for which the intended recipients have met the eligibility criteria. Receivables have been established for transfers to which the Province is entitled under governing legislation, regulation or agreement.

Tangible Capital Assets

Tangible capital assets are assets owned by the Province which have useful lives greater than one year. Commencing in 2005, capital assets are being reported on the Statement of Financial Position. Certain dollar thresholds have been established for practical purposes. Computer hardware and software have not been capitalized in the Province’s financial statements.

Tangible capital assets are reduced by the amount of revenue received to assist in the purchase or construction of those assets. Both the assets and restated reduction are being amortized over the useful lives of the assets at the rates indicated in Note 9.

Short Term Investments

Short term investments are recorded at cost.

Allowances

Allowances have been established for accounts receivable, loan guarantees and other possible losses. These allowances are disclosed in the schedules to the financial statements.

2006	PROVINCE OF NEW BRUNSWICK	17

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

Concessionary Loans

There are two situations where the Province charges loan disbursements entirely as expenses. These are:

Loan agreements which commit the Province to provide future grants to the debtor to be used to repay the loan.

Loan agreements which include forgiveness provisions if the forgiveness is considered likely.

In both these situations, the loan is charged to expense when it is disbursed.

Loans that are significantly concessionary because they earn a low rate of return are originally recorded as assets at the net present value of the expected future cash flows. The net present value is calculated using the Province’s borrowing rate at the time the loan was issued. The difference between the nominal value of the loan and its net present value is recorded as an expense.

Inventories

Inventories are recorded at the lower of cost or net realizable value. Inventories include supplies for use, and goods and properties held for resale. Properties held for resale are reported as a financial asset and include land and fixtures acquired or constructed for the purpose of sale. Properties held for resale also include properties acquired through foreclosure.

Inventories of supplies for use are reported as a non financial asset.

Deferred Revenue

Amounts received or recorded as receivable but not earned by the end of the fiscal year are recorded as deferred revenue.

Deposits Held in Trust

Any funds remitted to the Province and held in trust for specified persons are included in both the financial assets and liabilities of the Province. Legally established trust funds which the Province administers but does not control are not included as Provincial assets or liabilities. Note 17 to these financial statements discloses the equity balances of the trust funds administered by the Province.

Borrowing on Behalf of New Brunswick Electric Finance Corporation

The Province, as represented by the Consolidated Fund, has issued long term debt securities on behalf of New Brunswick Electric Finance Corporation in exchange for debentures with like terms and conditions.

The New Brunswick Electric Finance Corporation debentures received by the Province are reported in the Statement of Financial Position as a reduction of Funded Debt. This financing arrangement was used to obtain more favourable debt servicing costs. The transactions involving these securities, including the debt servicing costs, are not part of the budget plan of the Province’s Consolidated Fund.

18	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
Foreign Currency Translation

The Province's assets, liabilities and contingent liabilities denominated in foreign currencies are translated to Canadian dollars at the year end rates of exchange, except where such items have been hedged or are subject to interest rate and currency swap agreements. In such cases, the rates established by the hedge or the agreements are used in the translation. Revenue and expense items are translated at the rates of exchange in effect at the respective transaction dates.

Exchange gains and losses are included in the Statement of Operations except for the unrealized exchange gains and losses arising on the translation of long term items, which are deferred and amortized on a straight line basis over the remaining life of the related assets or liabilities.

Leases

Long term leases, under which the Province, as lessee, assumes substantially all the benefits and risks of ownership of leased property, are classified as capital leases although certain minimum dollar thresholds are in place for practical reasons. The present value of a capital lease is accounted for as a tangible capital asset and an obligation at the inception of the lease.

All leases under which the Province does not assume substantially all the benefits and risks of ownership related to the leased property are classified as operating leases. Each rental payment required by an operating lease is recorded as an expense when it is due.

Measurement Uncertainty

Measurement uncertainty is uncertainty in the determination of the amount at which an item is recognized in financial statements. This uncertainty exists when there is a variance between the recognized amount and another reasonably possible amount. Many items in these financial statements have been measured using estimates. Those estimates have been based on assumptions that reflect economic conditions.

Some examples of where measurement uncertainty exists are the establishment of allowances for doubtful accounts, the determination of pension expense and the calculation of transition balances for Tangible Capital Assets.

NOTE 2 BUDGET

The budget amounts included in these financial statements are the amounts published in the Main Estimates, adjusted for transfers from the Supplementary Funding Provision Program and elimination of inter-account transactions.

The Supplementary Funding Provision Program is an appropriation which provides funding to other programs for costs associated with contract settlements and other requirements not budgeted in a specific program.

Budget figures for the year ending 31 March 2006 have also been adjusted for the acquisition of tangible capital assets and amortization expense. These amounts are disclosed in the Main Estimates as a separate schedule.

2006	PROVINCE OF NEW BRUNSWICK	19

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
NOTE 3 PRIOR PERIOD ADJUSTMENT

Certain items previously classified as prepaid expenses (a non-financial asset) have been reclassified as advances as they represent advances to other entities for the next fiscal year. They were advanced in March solely to ensure the entities had the funds by 1 April.

NOTE 4 BALANCING OF EXPENDITURE AND REVENUE

The Province adopted the Fiscal Responsibility and Balanced Budget Act during the year and repealed the Balanced Budget Act. The new Act requires that total expenses not exceed total revenues for the period commencing 1 April 2004 and ending 31 March 2007.

That Act stipulates that any change made within the last fifteen months of the period from 1 April 2004 to 31 March 2007, or after completion of that period, in relation to the official estimates by the Government of Canada for provincial entitlements under the Federal-Provincial Fiscal Arrangements Act (Canada), the Canada-New Brunswick Tax Collection Agreement or the Comprehensive Integrated Tax Coordination Agreement, shall not be taken into account.

The surplus according to the Fiscal Responsibility and Balanced Budget Act for each of the years in the 2 year period ending 31 March 2006 is as follows:

	(millions)
	2005	2006
	Actual	Actual
Revenue	$5,959.8	$6,300.7
Adjustments as per section 4(1) of the Act	---	(3.4)
Revenue as per Fiscal Responsibility and
Balanced Budget Act	5,959.8	6,297.3
Expense	5,717.6	6,057.1
Surplus for the year	242.2	240.2
Cumulative Surplus at beginning of year	---	242.2
Cumulative Surplus at end of year	$242.2	$482.4

The Province is required under the Act to report annually on the ratio of Net Debt to Gross Domestic Product (GDP). The following table presents the ratio for the years ended 31 March 2004 to 31 March 2006.

		(millions)
	2004	2005	2006
Net Debt	$6,923.6	$6,778.3	$6,655.7
GDP (31 December)	$22,179.0	$22,976.0	$23,727.0
Ratio of Net Debt to GDP	31.2%	29.5%	28.1%

20	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
NOTE 5 LOANS AND ADVANCES

In addition to establishing budgets for various revenue and expenditure classifications, the Province budgets disbursements and recoveries for loans and advances. The budgeted amounts and actual results for the year ended 31 March 2006, and the actual results for the year ended 31 March 2005 are as follows:

		(millions)
	2006	2006		2005
	Budget	Actual		Actual
Disbursements
Agricultural Development Act	$3.0	$0.3	$	---
Economic Development Act	42.0	30.0		18.2
Fisheries Development Act	5.0	0.5		1.3
Housing	5.9	4.9		4.9
Municipal Assistance Act	---	---		0.9
New Brunswick Student Loan Program	273.7	267.7		---
Provincial Holdings Ltd.	---	0.5		---
Other	1.6	0.1		---
Total Disbursements	$331.2	$304.0		$25.3
Recoveries
Agricultural Development Act	$2.0	$2.4		$1.5
Economic Development Act	9.5	25.5		11.2
Fisheries Development Act	2.8	2.9		3.7
Greater Moncton Area Transitional Policing	0.3	0.3		0.3
Housing	4.5	4.8		4.9
Municipalities	0.6	0.5		0.3
New Brunswick Student Loan Program	12.5	10.9		---
Provincial Holdings Ltd.	0.3	0.1		0.3
Veterans’ Affairs	1.5	1.5		1.4
Total Recoveries	$34.0	$48.9		$23.6
Net Loans and Advances	$297.2	$255.1		$1.7

NOTE 6 SPECIAL PURPOSE ACCOUNTS

Special Purpose Account revenue earned but not spent accumulates as a surplus in that account and may be spent in future years for the purposes specified. At 31 March 2006, the accumulated surplus in all Special Purpose Accounts totaled $85.7 million ($78.8 million 2005). This total is a component of net debt and accumulated deficit. The following table summarizes the change in the accumulated Special Purpose Account surplus.

2006	PROVINCE OF NEW BRUNSWICK	21

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
			(millions)
	2005		2006
	Accumulated				Accumulated
	Surplus	Revenue	Expense		Surplus
Education
Canada Student Loans	$0.2	$10.9	$11.1	$	---
Fred Magee Account	0.3	0.1	---		0.4
Library Account	0.3	0.1	0.4		---
Scholarship and Trusts	---	0.2	0.2		---
Self Sustaining Accounts	7.0	10.7	9.7		8.0
Environment and Local Government
Environmental Trust Fund	4.4	6.3	5.0		5.7
Family and Community Services
CMHC Funding	48.7	11.7	7.9		52.5
Finance
Strait Crossing Finance Inc.	---	0.1	0.1		---
General Government
Active Community School Sport Project	---	0.2	0.2		---
Arts Development Trust Fund	---	0.7	0.7		---
Art Smart Project	---	0.2	0.1		0.1
Historic Places	---	0.5	0.4		0.1
Sport Development Trust Fund	0.1	0.5	0.6		---
Health and Wellness
Hospital Liability Protection Account	---	1.7	1.7		---
Medical Research Assistance Account	3.2	0.1	0.2		3.1
Justice
Child Centered Family Justice Fund	0.1	0.5	0.5		0.1
Natural Resources
Fish Stocking Fund	---	0.3	---		0.3
Grand Lake Meadows	0.3	---	0.1		0.2
Trail Management Trust Fund	1.1	1.0	1.0		1.1
Wildlife Trust Fund	1.1	1.0	1.0		1.1
Recoverable Projects	---	0.1	0.1		---
Public Safety
Municipal Police Assistance	1.7	1.0	1.0		1.7
National Safety Code Agreement	---	0.2	0.2		---
NB 911 Service Fund	---	1.1	1.0		0.1
Suspended Driver – Alcohol Re-Education	---	0.3	0.3		---
Victim Services Account	0.4	1.8	1.3		0.9
Supply and Services
Land Management Account	6.3	1.4	1.3		6.4
Public/Private Partnership Projects	0.2	---	---		0.2
Renovation of Old Government House	0.3	---	---		0.3
Tourism and Parks
Parlee Beach Maintenance	---	0.1	0.1		---
Training and Employment Development
Johann Wordel Account	0.1	---	---		0.1
NB Community College Scholarship Account	0.6	0.3	---		0.9
Recoverable Projects	2.4	0.2	0.2		2.4
	$78.8	$53.3	$46.4		$85.7

22	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

NOTE 7 OBLIGATIONS UNDER CAPITAL LEASES

The total future principal and interest payments for capital leases amount to $1,693.2 million ($1,768.8 million 2005). That amount includes $834.1 million ($849.4 million 2005) in principal and $859.1 million ($919.3 million 2005) in interest.

Minimum annual principal and interest payments in each of the next five years are as follows:

Fiscal Year	(millions)
2006-2007	76.7
2007-2008	76.3
2008-2009	76.4
2009-2010	76.8
2010-2011	77.0

NOTE 8 GOVERNMENT ENTERPRISES

A Government Enterprise is an organization accountable to the Legislative Assembly that has the power to contract in its own name, has the financial and operating authority to carry on a business, sells goods and services to customers outside the Provincial Reporting Entity as its principal activity, and that can, in the normal course of its operations, maintain its operations and meet its liabilities from revenues received from sources outside the Provincial Reporting Entity.

The following is a list of Government Enterprises, and their fiscal year ends, which are included in the Provincial Reporting Entity as described in note 1 a) to these financial statements.

Lotteries Commission of New Brunswick (Lotteries)	31-03-06
New Brunswick Liquor Corporation (Liquor)	31-03-06
New Brunswick Municipal Finance Corporation (Municipal Finance)	31-12-05
New Brunswick Electric Finance Corporation (NB Electric Finance)	31-03-06
New Brunswick Power Holding Corporation (NB Power)	31-03-06
New Brunswick Securities Commission (Securities)	31-03-06

The following table presents condensed financial information of these Government Enterprises.

2006	PROVINCE OF NEW BRUNSWICK	23

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
									NB Power
						Municipal		NB Electric	Holding
		Lotteries		Liquor		Finance		Finance	Corporation		Securities
Assets
Cash and Equivalents	$	---		$0.9		$1.0		$0.2	$21.0		$1.3
Receivables		0.6		2.4		5.1		96.9	208.0		0.1
Prepaids		---		0.5		---		---	4.0		---
Inventories		---		16.5		---		---	151.0		---
Investments		---		---		0.5		219.7	---		0.9
Deferred Charges		---		0.8		---		40.8	70.0		---
Fixed Assets		---		11.8		---		---	3,280.0		0.4
Long Term Notes
Receivable		---		---		---		2,886.2	---		---
Other Assets		---		---		495.6		243.4	235.0		---
Total Assets		$0.6		$32.9		$502.2		$3,487.2	$3,969.0		$2.7
Liabilities
Short Term
Indebtedness	$	---	$	---	$	---		$371.1	$243.0	$	---
Payables		---		17.0		5.1		81.7	287.0		0.7
Reserves		---		---		---		---	---
Long Term Debt		---		1.3		496.1		3,474.8	2887.0		---
Sinking Funds		---		---		---		(383.8)	---		---
Deferred Liabilities		---		---		---		---	332.0		---
Total Liabilities	$	---		$18,3		$501.2		$3,543.8	$3749.0		$0.7
Equity
Capital Stock	$	---	$	---	$	---	$	---	$140.0	$	---
Contributed Surplus		---		---		---		---	187.0		---
Retained Earnings		0.6		14.6		1.0		(56.6)	(107.0)		2.0
Total Equity		0.6		14.6		1.0		(56.6)	220.0		2.0
Total Liabilities and
Equity		$0.6		$32.9		$502.2		$3,487.2	$3,969.0		$2.7
Net Income
Revenue		$117.5		$345.6		$24.5		$399.4	$1,585.0		$9.2
Expenses		(6.3)		(219.5)		(0.2)		(29.9)	(1,235.0)		(2.7)
Interest and Related
Expense		---		---		(24.3)		(240.5)	(199.0)		---
Special Payments		---		---		---		---	(55.0)		---
Net Income		$111.2		$126.1	$	---		$129.0	$96.0		$6.5

The financial information of Government Enterprises is prepared according to generally accepted accounting principles, using accounting policies that are appropriate for the industry segment in which they operate. These accounting policies may not be consistent with accounting policies used by other member organizations of the Provincial Reporting Entity.

Because minor adjustments are required for timing differences, the net income amounts reported in the financial statements of government enterprises may vary slightly from the investment income reported in the Province’s Statement of Operations.

24	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
Lotteries Commission of New Brunswick

The Lotteries Commission of New Brunswick is a shareholder in Atlantic Lottery Corporation Inc. and in the Interprovincial Lottery Corporation. Atlantic Lottery Corporation Inc. is jointly owned by the four Atlantic Provinces and is responsible to develop, organize, undertake, conduct and manage lotteries in Atlantic Canada. Atlantic Lottery Corporation Inc. also markets and handles the products of the Interprovincial Lottery Corporation. The Interprovincial Lottery Corporation is a corporation jointly owned by the ten Canadian provinces.

New Brunswick Liquor Corporation

The New Brunswick Liquor Corporation was established under the New Brunswick Liquor Corporation Act. Its business activity is the purchase, distribution and sale of alcoholic beverages throughout the Province of New Brunswick.

New Brunswick Municipal Finance Corporation

The Municipal Finance Corporation was established under the New Brunswick Municipal Finance Corporation Act. Its purpose is to provide financing for municipalities and municipal enterprises through a central borrowing authority.

New Brunswick Electric Finance Corporation

New Brunswick Electric Finance Corporation is a Crown Corporation formed to assume New Brunswick Power's existing debt, to capitalize the new companies with debt and equity to enable them to become financially independent of Government, and to receive interest, dividend and special payments (in lieu of taxes) to enable it to service and repay the debt it has assumed.

The New Brunswick Electric Finance Corporation (NBEFC) includes the NBPHC using the modified equity method. At 31 March 2006 it had included $96.0 million of net income from NBPHC. In the preceding table, the amounts disclosed as Short Term Indebtedness and Long Term Debt for NBPHC are also shown as Long Term Notes Receivables and Other Assets by NBEFC. The $219.7 million shown by NBEFC as an investment is equal to the amount of Capital Stock of NBPHC plus all earnings of the corporation subsequent to 30 September 2004. In addition, $3,261.5 million of the amount shown as Long Term Debt of NBEFC has been borrowed by the Province and is shown on the Statement of Financial Position as a reduction of Funded Debt.

New Brunswick Power Holding Corporation

The New Brunswick Power Corporation was established as a Crown Corporation of the Province of New Brunswick in 1920 by enactment of the New Brunswick Electric Power Act. On October 1, 2004 the Province of New Brunswick proclaimed the Electricity Act which resulted in the reorganization of NB Power and the restructuring of the electricity industry in New Brunswick. NB Power was continued as New Brunswick Power Holding Corporation (NBPHC) with four new subsidiary operating companies which commenced operations on that date.

NB Power Holding Corporation provides for the continuous supply of energy adequate for the needs and future development of the Province, and promotes economy and efficiency in the distribution, supply, sale and use of power.

2006	PROVINCE OF NEW BRUNSWICK	25

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

New Brunswick Securities Commission

The New Brunswick Securities Commission is a Provincial Corporation under the Securities Act (New Brunswick) established on July 1, 2004. The business of the Commission is the regulation of the New Brunswick capital market, including administration of the Act, the Securities Regulation and the New Brunswick Securities Commission rules.

NOTE 9 TANGIBLE CAPITAL ASSETS

Tangible capital assets include acquired, built, developed and improved tangible assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services. The Province does not capitalize computer hardware and software.

Certain assets which have historical or cultural value, including works of art, historical documents and historical and cultural artifacts are not recognized as tangible capital assets. Assets under construction are not amortized until the asset is available to be put into service.

Calculation of opening balances included, where available, acquisition totals reported in Public Accounts from 1973 to 2004. These numbers were reduced for related revenue recoveries, grants, maintenance costs and other non capital expenditures. Surfacing costs have been segregated starting in 2005. Prior to 2005, these costs were included in roads and highways and bridges.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives using the rates noted below. One-half of the annual amortization is charged in the year of acquisition and in the year of disposal.

The following table summarizes the net book value of tangible capital assets.

Summary of Net Book Value

			(millions)
			2006		2005
	Estimated
	Useful Life		Accumulated	Net Book	Net Book
	(Yrs.)	Cost	Amortization	Value	Value
Land	Indefinite	$304.6	$ ---	$304.6	$297.2
Roads and Highways	40-50	3,456.1	1,053.0	2,403.1	2,464.1
Bridges	40-50	612.0	233.5	378.5	369.1
Surfacing	20	109.3	5.7	103.6	57.2
Ferries	40	14.4	4.2	10.2	8.1
Land Improvements	20-25	56.3	43.6	12.7	13.1
Buildings	20-40	2,241.6	1,006.6	1,235.0	1,224.1
Leasehold Improvements	5-10	4.1	1.5	2.6	2.0
Portable Classrooms	25	0.1	---	0.1	0.1
First Time Equipping	5	8.1	6.1	2.0	2.2
Aircraft	20	12.9	2.4	10.5	11.5
Motor Vehicles	5	251.9	171.1	80.8	78.4
Machinery and Equipment	5-15	471.6	328.0	143.6	128.0
Water Management Systems	20-50	8.8	0.5	8.3	6.2
Assets Under Construction	n/a	163.5	---	163.5	85.4
Total		$7,715.3	$2,856.2	$4,859.1	$4,746.7

26	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
NOTE 10 BORROWING AUTHORITY

a) Balance of Borrowing Authority under the Provincial Loans Act

The balance of borrowing authority granted under the Provincial Loans Act is as follows:

		(millions)
		Authority
		Granted	Borrowing
	Balance	During the	During the	Balance
	2005	Year	Year	2006
Loan Act 2003	$250.0	---	250.0	---
Loan Act 2004	300.0	---	300.0	---
Loan Act 2005	---	550.0	156.8	393.2
	$550.0	$550.0	$706.8	$393.2

Under the authority of section 2 of the Provincial Loans Act, the maximum temporary indebtedness of the Province is $ 2,200.0 million. At 31 March 2006, the cash position of the Province net of bank advances and short term borrowing was $56.0 million.

Under the authority of subsection 3(1) of the Provincial Loans Act, the Province may borrow sums required for the repayment, refinancing or renewal of securities issued or for the payment of any loan or liability, repayment of which is guaranteed by the Province. This authority is in addition to the authorities listed above.

b) Borrowing by the Municipal Finance Corporation

The New Brunswick Municipal Finance Corporation has authority under the New Brunswick Municipal Finance Corporation Act to provide financing for municipalities and municipal enterprises. As at 31 December 2005, long term debt owed by the corporation was $496.1 million.

2006	PROVINCE OF NEW BRUNSWICK	27

NOTES TO THE FINANCIAL STATEMENTS
31 March 2006

NOTE 11 FUNDED DEBT OUTSTANDING

The following is a maturity schedule for the total amount of the Province’s Funded Debt.

		(millions)
Fiscal	Interest		Total	NB Electric	Funded Debt
Year of	Rate (%)	Currency	Funded	Finance	for Provincial
Maturity	Range	Amount	Debt	Corporation	Purposes
2006-2007	5.6	Sfr 100.0	104.4	---
	3.4-10.0	CAN $766.5	766.5	(106.0)
			870.9	(106.0)	$764.9
2007-2008	3.8-11.1	CAN $892.6	892.6	(355.3)	537.3
2008-2009	4.3-10.4	CAN $1,011.3	1,011.3	(150.0)	861.3
2009-2010	3.8-10.3	CAN $1,322.7	1,322.7	(400.0)	922.7
2010-2011	6.4-11.0	CAN $640.3	640.3	(200.0)	440.3
2011-2012	6.8-9.8	US $800.0	933.7	(525.2)
& After	4.3-10.1	CAN $6,532.4	6,532.4	(1,525.0)
			7,466.1	(2,050.2)	5,415.9
Funded Debt before Sinking Fund Investments			12,203.9	(3,261.5)	8,942.4
Less: Sinking Fund Investments			4,320.4	(336.4)	3,984.0
Funded Debt Outstanding			$7,883.5	$(2,925.1)	$4,958.4

28	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

Pursuant to section 12 of the Provincial Loans Act, the Minister of Finance maintains a General Sinking Fund for the repayment of funded debt either at maturity or upon redemption in advance of maturity. At 31 March 2006, the equity of the General Sinking Fund accumulated for the repayment of Provincial Debt was $3,984.0 million ($3,773.8 million 2005). Some of the assets of this Fund are bonds and debentures issued or guaranteed by the Province of New Brunswick. The provincial net book value of these investments at 31 March 2006 was $1,877.9 million ($1,647.7 million 2005).

Because government enterprises are included in the reporting entity through modified equity accounting, long term debt issued directly by those enterprises is not included in the amount of Funded Debt Outstanding. Note 8 to these financial statements discloses the long term debt obligations of government enterprises.

The following amounts, which are payable swap agreements, have been included in the preceding funded debt maturity schedule. They have been reflected in that schedule in the currency payable per each financial swap agreement.

			(millions)
			2006
Fiscal	Amount Payable		Amount Payable	Canadian
Year of	in Original		Per Financial	Dollar
Maturity	Currency		Swap Agreement	Equivalent
2006-2007	CAN $	95.1	Sfr 100.0	$104.4
2007-2008	US $	500.0	CAN $ 791.5	791.5
2009-2010	CAN $	200.0	CAN $ 200.0	200.0
				$1,095.9

The swap agreements are interest rate and currency swap agreements except the Sfr 100.0 issue due 2006-2007 which is a currency swap agreement only and the CAN $200.0 issue due 2009-2010 which is an interest rate swap agreement only.

The following estimated payments are required in each of the next five years to meet the sinking fund provisions of existing debt.

Fiscal Year	(millions)
2006-2007	129.3
2007-2008	120.5
2008-2009	106.5
2009-2010	102.1
2010-2011	87.6

2006	PROVINCE OF NEW BRUNSWICK	29

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

NOTE 12 DEBT CHARGES

The total cost of interest, exchange, amortization and related expenses is $402.7 million ($376.9 million 2005), which consists of:

		(millions)
	2006		2005
Interest	$744.5		$756.9
Interest on Fredericton – Moncton Highway Capital Lease	56.5		57.5
Interest on Other Capital Leases	2.2		2.3
Foreign Exchange Expense	(7.8)		(21.7)
Other Expenses	1.7		1.9
	797.1		796.9
Interest Recovery for Debt Incurred for the New Brunswick
Electric Finance Corporation	(205.7)		(216.0)
Service of the Public Debt	591.4		580.9
Sinking Fund Earnings	(226.4)		(221.6)
	365.0		359.3
Pension Interest Charged	30.9		17.6
Education – Interest on Debt to finance Student Loan Portfolio	6.8		---
	$402.7		$376.9

NOTE 13 PENSION PLANS

a) Description

Employees of the Province and certain other entities, as well as members of the Legislative Assembly, are entitled to receive pension benefits. The Pension plans under which these benefits are received are as follows:

Date of Latest
Actuarial Valuation
Plan Name	for Accounting Purposes
Public Service Superannuation Plan (PSSA)	01 April 2004
Teachers’ Pension Plan (TPA)	01 April 2004
Provincial Court Act and Provincial Court
Judges’ Pension Act (Judges’)	01 April 2004
Members’ Superannuation Plan and Members’
Pension Plan (Members’)	01 April 1996
Pension Plan for Canadian Union of Public Employees of
New Brunswick Hospitals (H-CUPE)	---
Pension Plan for Management Employees of New Brunswick
School Districts (Sch-Mgt)	01 January 2002
Pension Plan for General Labour, Trades and Services Employees
of New Brunswick School Districts (GLTS)	01 January 2003
Pension Plan for Full-Time CUPE 2745 Employees of New
Brunswick School Districts (CUPE 2745)	01 January 2003
Ombudsman Plan (Ombud)	---
Pension Plan for Certain Bargaining Employees of
New Brunswick Hospitals (H – CBE)	---
Pension Plan for Part-time and Seasonal Employees (Part-time)	---
Early Retirement / Workforce Adjustment Program (Early Ret)	01 April 1999

30	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

Pension funds distinct from the Consolidated Fund exist for each of these pension plans, except the Members’ Superannuation Plan, Members’ Pension Plan and the Ombudsman Plan.

The pension expense and liability relating to NB Power employees belonging to the Public Service Superannuation Plan are fully accounted for in the financial statements of NB Power. The schedules in this note have been adjusted to reflect this.

The following is a summary of the contribution levels and basic member benefits for each pension plan. Complete plan descriptions are contained in the specific plan documentation.

	Contributions
	Employee			Benefits
	Earnings	Earnings					Annual
	Up to	Above		Unreduced	Reduced		Benefit
Plan	YMPE	YMPE	Employer	Benefits	Benefits	Basic Benefit	Indexing
PSSA	5.80%	7.50%	Determined	Age 60 with 5	Age 55 with 5	2.0% of salary	Up to
			by an actuary	years service.	years service.	times years	5.00%
			required to			service.
			fund current			Integrated with
			service costs.			CPP.
TPA	7.30%	9.00%	Equal to	Sum of age and	Sum of age	2.0% of salary	Up to
			Employee.	years of service	and service	times years	4.75%
				87; 35 years	total 80 or age	service.
				service; or age	60 with 5	Integrated with
				65 with 5 years	years service.	CPP.
				service; or age
				60 with 20 years
service.
Sch –Mgt	This plan is being		N/A	Age 60 with 5	At age 55	2.0% of salary	Up to
	curtailed. There are no			continuous years	with 5	times years	3.00%
	current contributors to			service.	continuous	service.
	the plan				years service.	Integrated with
						CPP.
CUPE 2745	4.50%	6.00%	No more than	Age 60 with 5	Age 55 with 5	1.3% to 2.0%	Up to
			95% of	years continuous	years	of salary times	2.00%
			employee	employment.	continuous	years service.
			contributions.		employment.	Integrated with
						CPP.
GLTS	4.50%	6.00%	Not less than	Age 60 with 5	Age 55 with 5	1.4% to 2.0%	Up to
			95% of	years continuous	years	of salary times	2.00%
			employee	service.	continuous	years service.
			contributions.		employment.	Integrated with
						CPP.
Judges'				Age 60 with 25	N/A	60% of salary	Up to
a)Provincial				years service or		Integrated with	6.00%
Court Act	7.00%	N/A		at age 65 with		CPP.
			Determined by
			an actuary.	10 years service.
b)Provincial	7.00%	N/A		Age 60 with 2	2 years	2.75% per year	Up to
			Determined by
Court				years service.	service.	of service up to	5.00%
			an actuary.
Judges’						65% of salary.
Pension Act						Not integrated
						with CPP.

2006	PROVINCE OF NEW BRUNSWICK	31

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
	Contributions
	Employee				Benefits
	Earnings		Earnings						Annual
	Up to		Above		Unreduced		Reduced		Benefit
Plan	YMPE		YMPE	Employer	Benefits		Benefits	Basic Benefit	Indexing
H - CUPE	5.15%		6.00%	Currently on a	Age 60 with 5		Age 55 with 5	1.4% to 1.75%	Up to
				contribution	years continuous		years	of salary times	2.00	%.
				holiday.	service.		continuous	years service.
							employment.	Integrated with
								CPP.
H – CBE	5.185%		6.61%	Equal to	Age 60 with 5		Age 55 with 5	2.0% of salary	Up to
				employee	years continuous		years	times years	4.00	%.
				contributions.	service. Normal		continuous	service.
					retirement at age		employment.	Integrated with
					65	.		CPP.
Part-Time	2.00	%,	N/A	Equal to	Normal		N/A	Defined	N/A
	3.25	% or		employee	retirement age			contribution
	4.50%			contributions.	65	.		plan.

a)	Members’ Superannuation Plan

Applies to Members of the Legislative Assembly who were MLA’s prior to enactment of the

Members’ Pension Act.

Members contribute 9% of MLA’s indemnity plus 6% of Minister’s salary.

Province contributes amount equal to excess of pension payments over member contributions plus interest.

Eligible for benefits upon ceasing to be an MLA with at least 10 sessions service.

Basic MLA benefits equal 4.5% of average indemnity times number sessions up to final year’s indemnity.

Basic Minister’s benefits equal 3% of Ministers’ average salary times years service as a Minister.

b)	Members’ Pension Plan

Members contribute lesser of amount under MSP and maximum deductible RPP contributions per Income Tax Act.

Province contributes amount equal to excess of pension payments over member contributions plus interest.

Eligible for benefits at age 60 upon ceasing to be an MLA with minimum 8 sessions service. Supplementary allowance at age 55 with minimum 8 sessions service.

Basic MLA benefits equal 2% of average indemnity times sessions served. Additional supplementary allowance of 125% of basic MLA’s pension.

Basic Ministers’ benefits equal 2% of Ministers’ average salary times years service as Minister. Additional supplementary allowance of 50% of basic Ministers’ pension amount.

32	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

b) Pension Liability

With the exception of the H - CBE plan and the H - CUPE plan which are defined benefit plans with fixed employer contributions, and the Part-Time plan, which is a defined contribution plan, the Province is liable for any excess of accrued pension benefits over pension fund assets. The Provincial share of the estimated pension liability for all pension plans is $30.2 million ($156.7 million 2005). This estimate is based on actuarial valuations for accounting purposes using the projected unit credit method, calculated as at the dates listed above. This method estimates the present value of retirement benefits associated with the period of employee service to the valuation date. These actuarial valuations were based on a number of assumptions about future events, such as rates of return on assets, wage and salary increases and employee turnover and mortality. Section g) of this note lists some of the actuarial assumptions used. Section h) lists selected information about plan members.

Details of the pension liability are outlined in the following table. The estimated accrued benefits and the value of plan assets reported have been updated to the most recent year end of the applicable pension plan. This was based on a projection of the actuarial assumptions and on actual contribution levels. The plans for hospital and school district employees have 31 December year ends. All other plans have 31 March year ends.

Details of the unamortized adjustments and valuation allowances are disclosed in sections d), e) and f) of this note.

	(millions)
	2006					2005
				Unamortized
				Pension
			Actuarial	Adjustments
	Estimated		Pension	and	Pension	Pension
	Accrued	Value of	Liability	Valuation	Liability	Liability
Plan	Benefits	Assets	(Surplus)	Allowance	(Surplus)	(Surplus)
PSSA	$3,260.8	$3,379.7	$(118.9)	$49.7	$(69.2)	$(29.6)
TPA	3,601.7	3,730.2	(128.5)	73.8	(54.7)	38.6
Judges'	31.4	27.5	3.9	9.3	13.2	14.4
Members'	40.2	---	40.2	---	40.2	37.6
H – CUPE	---	26.3	(26.3)	---	(26.3)	(30.2)
Sch – Mgt	14.5	13.4	1.1	---	1.1	1.2
GLTS	189.8	227.3	(37.5)	23.1	(14.4)	(14.4)
CUPE 2745	38.0	44.9	(6.9)	(0.9)	(7.8)	(8.2)
Early Ret	148.1	---	148.1	---	148.1	147.3
	$7,324.5	$7,449.3	$(124.8)	$155.0	$30.2	$156.7

The value of assets in all plans exceeds the value of accrued benefits by $124.8 million at 31 March 2006. However, because the calculation of this excess includes estimates of future events and market values of assets, the Statement of Financial Position reports a liability of $30.2 million for accounting purposes. The difference of $155.0 million is being amortized over future years.

2006	PROVINCE OF NEW BRUNSWICK	33

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
c) Change in Pension Liability

The components of the change in pension liability are disclosed in the following table:

	(millions)
	Employers’
	Share of						Increase
	Pension		Amortization		Total	Employer	(Decrease)
	Benefits	Pension	of	Valuation	Pension	Pension	in Pension
Plan	Earned	Interest	Adjustments	Adjustment	Expense	Contribution	Liability
PSSA	$45.2	$8.7	$(7.2)	$ ---	$46.7	$86.3	$(39.6)
TPA	36.0	11.8	(31.2)	---	16.6	109.9	(93.3)
Judges’	1.0	0.4	(2.2)	---	(0.8)	0.4	(1.2)
Members’	1.1	2.7	1.1	---	4.9	2.3	2.6
H – CUPE	6.8	(2.9)	---	---	3.9	---	3.9
Sch –Mgt	---	0.3	(0.4)	---	(0.1)	---	(0.1)
GLTS	3.4	(2.1)	(0.6)	1.7	2.4	2.4	---
CUPE 2745	0.5	(0.4)	0.2	0.6	0.9	0.5	0.4
Ombud	0.2	---	---	---	0.2	0.2	---
H – CBE	15.8	---	---	---	15.8	15.8	---
Part-time	5.6	---	---	---	5.6	5.6	---
Early Ret	1.4	12.4	---	---	13.8	13.0	0.8
	$117.0	$30.9	$(40.3)	$2.3	$109.9	$236.4	$(126.5)

Total pension benefits of $206.8 million were earned by employees during the fiscal year. Employees contributed $80.4 million toward these benefits. The value of pension benefits charged to agencies was $9.4 million. The employers’ share of pension benefits earned was $117.0 million.

d) Experience Adjustments

Experience gains or losses are generally amortized to pension expense over the estimated average remaining service life of active contributors. The following table summarizes the experience gains or losses for each plan:

			(millions)
	Estimated
	Average
	Remaining
	Service Life of	31 March 2005			31 March 2006
	Active	Unamortized	New	Amortization	Unamortized
	Contributors	Experience	Experience	of Experience	Experience
Plan	(years)	Adjustments	(Gains) Losses	Adjustments	Adjustments
PSSA	15.0	$84.9	$(161.2)	$4.1	$(72.2)
TPA	15.0	183.0	(208.0)	10.9	(14.1)
Judges’	8.0	(8.7)	(2.3)	2.1	(8.9)
Members’	---	---	1.1	(1.1)	---
Sch – Mgt	---	---	(0.4)	0.4	---
GLTS	12.0	4.6	(9.5)	0.6	(4.3)
CUPE 2745	14.0	2.7	(1.0)	(0.2)	1.5
		$266.5	$(381.3)	$16.8	$(98.0)

34	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
e) Changes to Actuarial Assumptions

Changes to actuarial assumptions are amortized to pension expense over the estimated average remaining service life of active contributors. The following table summarizes the value of estimation adjustments arising from changes to actuarial assumptions for each plan:

		(millions)
	Estimated
	Average
	Remaining	31 March 2005			31 March 2006
	Service Life	Unamortized			Unamortized
	of Active	Value of	New	Amortization	Value of
	Contributors	Changes to	Changes	of Changes	Changes to
Plan	(years)	Assumptions	to Assumptions	to Assumptions	Assumptions
PSSA	15.0	$(59.2)	$78.6	$3.1	$22.5
TPA	15.0	(148.5)	68.5	20.3	(59.7)
Judges’	8.0	(0.5)	---	0.1	(0.4)
		$(208.2)	$147.1	$23.5	$(37.6)

f) Valuation Allowance

Pension surpluses for individual plans that exceed certain limits have been reduced by valuation allowances. Details of the allowances are provided in the following table:

(millions)
31 March 2006
Plan	Valuation Allowance
GLTS	$(18.8)
CUPE 2745	(0.6)
$(19.4)

2006	PROVINCE OF NEW BRUNSWICK	35

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
g) Actuarial Assumptions

Calculation of the Province’s employee pension obligations and related pension expenditure is based on long and short term actuarial assumptions except the Judges’ Plan where only long term assumptions are used.

The tables below disclose the long term assumptions and the range of short term assumptions used in the actuarial valuations.

Long Term Assumptions
		Annual Wage		Rate of Pension
	Rate of Return	and Salary		Escalation after
Plan	on Assets (%)	Increase (%)	Inflation (%)	Retirement (%)
PSSA	7.12	3.25 plus	2.75	2.55 to 2.65
		promotional
		increase between
		0.20 and 1.00
TPA	7.12	3.25 plus	2.75	2.45 to 2.65
		promotional
		increase between
		0.25 and 1.50
Judges’	7.90	4.50	3.50	3.30 to 3.40
Sch – Mgt	8.16	4.75	4.00	2.00
GLTS	7.90	4.00	3.50	2.00
CUPE 2745	7.90	4.00	3.50	2.00
Members’	7.12	3.25	2.75	2.65
Short Term Assumptions
		Annual Wage		Rate of Pension
	Rate of Return	and Salary		Escalation after
Plan	on Assets (%)	Increase (%)	Inflation (%)	Retirement (%)
PSSA	7.12	3.25	2.75	2.55 to 2.65
TPA	7.12	3.25	2.75	2.45 to 2.65
Sch – Mgt	7.90	1.50 to 4.00	2.00 to 3.50	2.00
GLTS	7.90	2.00 to 3.00	2.00 to 3.00	2.00
CUPE 2745	7.90	2.00 to 3.00	2.00 to 3.00	2.00
Members’	N/A	0.00 to 4.00	2.00 to 3.50	2.00 to 3.50

These assumptions have been used to determine the amount of the Province’s obligation for pension benefits outstanding and the value of benefits earned by employees during the fiscal year and are based on management’s best estimates. Different assumptions have been used to determine the appropriate level of employee and employer contributions needed to fund the estimated cost of the pension plans.

36	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

h) Member Data

The following table lists data about the members of each plan.

			Average Annual	Average
	Number of Active	Number of	Salary of	Annual
Plan	Contributors	Pensioners	Contributors	Pension
PSSA	19,017	10,972	$51,579	$16,955
TPA	9,382	7,337	55,847	27,813
Judges'	23	28	151,561	49,426
Sch – Mgt	N/A	80	N/A	11,271
GLTS	2,129	1,159	27,792	7,845
CUPE 2745	675	191	25,560	5,052
Members’	55	87	43,955	29,148

Ministers earn an additional average salary of $39,248.

NOTE 14 CONTINGENT LIABILITIES

a) Guaranteed Loans

The Province has guaranteed certain debt of entities external to the Provincial Reporting Entity under the authority of various statutes. At 31 March 2006, the total contingent liability in respect of these guarantees was $163.3 million ($337.0 million 2005), of which the Province has recognized $60.7 million as a liability in the Statement of Financial Position ($67.6 million 2005).

	(millions)
	Authorized	Contingent
	Limit	Liability
Adult Education and Training Act	$0.3	$0.3
Agricultural Development Act	0.4	0.4
Economic Development Act	123.6	123.5
Employment Development Act	4.5	4.5
Fisheries Development Act	20.8	20.8
Livestock Incentives Act	1.4	0.9
Nursing Homes Act	9.4	9.4
Regional Development Corporation Act	4.4	3.5
		163.3
Less: Allowance for Losses (Schedule 9)		60.7
		$102.6

2006	PROVINCE OF NEW BRUNSWICK	37

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
b) Environmental Responsibility

The Province of New Brunswick has an agreement with a mining company to limit the liability of the company to $3.0 million for environmental damages that occurred prior to the company commencing mining at a specified site. The cost to clean up the major problem area of this site has been estimated at $3.0 million. The Province currently holds a cash security for $1.8 million from this company relating to the clean up.

c) Insurance

The Province does not carry general liability insurance or property insurance on its assets except in a few limited instances. Any successful liability claims against the Province and any replacement of lost or damaged property are charged to expense in the year of settlement or replacement.

NOTE 15 COMMITMENTS

a) Operating Leases

The total future minimum payments under various operating lease agreements, including those of government enterprises, for the rental of space and equipment amounts to $436.4 million ($407.8 million 2005). Minimum annual lease payments in each of the next five years are as follows:

Fiscal Year	(millions)
2006-2007	56.1
2007-2008	49.9
2008-2009	44.5
2009-2010	41.2
2010-2011	37.0

b) Nursing Homes

The Department of Family and Community Services includes in its annual operating budget funding for the repayment of approved long term debt of certain nursing homes. The Department funds the nursing homes through grants which pay the difference between operating expenses and revenue from other sources.

Total long term debt of these nursing homes at 31 March 2006 amounted to approximately $99.8 million ($94.4 million 2005). Of the $99.8 million nursing home debt, the Province has issued guarantees totalling approximately $9.4 million ($10.3 million 2005) which is included as a contingent liability.

c) Authorized Capital Projects

The 31 March 2006 estimated amount required to complete authorized major construction projects of schools, hospitals, other buildings, roads and bridges, and to meet capital grant obligations is $1,572.1 million ($708.1 million 2005). This includes projects that will be cost shared with the Government of Canada.

38	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

NOTE 16 EXPENSE BY PRIMARY CLASSIFICATION

The expenditures by primary classification are as follows:

	(millions)
	2006	2005
Personal Services	$1,985.7	$1,958.1
Other Services	1,195.0	1,044.3
Materials and Supplies	127.3	124.7
Property and Equipment	88.8	73.3
Contributions, Grants and Subsidies to or on behalf of:
Municipalities and Local Service Districts	151.2	143.7
Individuals	971.0	943.2
Nursing Homes	144.6	131.8
Other	497.8	471.7
Debt and Other Charges	691.2	633.4
Amortization	204.5	193.4
	$6,057.1	$5,717.6

Personal Services includes salaries and benefits of employees, and allowances paid to the members of the Legislative Assembly. Personal Services does not include salaries and benefits of employees of hospitals and other agencies, which are paid by those organizations. Funding provided to those organizations is recorded as Contributions, Grants and Subsidies.

Other Services includes the purchase of various services including rental of space, postage, advertising, professional services, Royal Canadian Mounted Police services and travel expenses.

Materials and Supplies includes the purchase of textbooks, office supplies, heating fuel, vehicle and equipment supplies and parts, and structural materials and supplies.

Property and Equipment includes the purchase and construction of buildings, roads, bridges, equipment, and office furniture.

Contributions, Grants and Subsidies includes payments to government corporations, agencies and boards, and to business entities and non-profit organizations. Contributions, Grants and Subsidies to or on behalf of individuals includes income assistance payments and medical service payments on behalf of individuals.

Debt and Other Charges includes the cost of servicing the public debt and bad debt expenses.

Amortization is the systematic charge to income of the cost of tangible capital assets.

2006	PROVINCE OF NEW BRUNSWICK	39

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006
NOTE 17 TRUST FUNDS

The Province is trustee for various trust funds outside the Provincial Reporting Entity.

The following is a summary of the trust fund equities calculated using the method indicated below to value investment assets:

		(millions)
	2006		2005
Cost Method:
Margaret R. Lynds Bequest	$0.1		$0.1
Mental Health Trust Fund	0.9		0.9
Viscount Bennett Bequest	0.2		0.2
	$1.2		$1.2
Market Value Method:
Judges' Superannuation Fund	$27.4		$24.1
Pension Plan for the Management Employees
of New Brunswick School Districts	13.4		13.1
Pension Plan for General Labour, Trades and Services
Employees of New Brunswick School Districts	227.3		209.1
Pension Plan for Full-Time CUPE 2745 Employees of
New Brunswick School Districts	44.9		41.1
Public Service Superannuation Fund	4,343.2		3,755.2
Teachers' Pension Trust Fund	3,733.9		3,281.9
	$8,390.1	$ 7,324.5

The Margaret R. Lynds Bequest is used to award three annual scholarships of equal value to students pursuing the study of communications at specified universities. The Mental Health Trust Fund is used to pay for psychoanalysis treatment of deserving New Brunswick residents. The income from the Viscount Bennett Bequest is used to develop the Province's historic resources.

40	PROVINCE OF NEW BRUNSWICK	2006

NOTES TO THE FINANCIAL STATEMENTS 31 March 2006

NOTE 18 COMPARATIVE FIGURES

Certain 2005 figures have been restated to conform to 2006 presentation.

2006	PROVINCE OF NEW BRUNSWICK	41

SCHEDULES TO THE FINANCIAL STATEMENTS 31 March 2006

		(millions)
		2006	2005
SCHEDULE 1
CASH NET OF SHORT TERM BORROWING
Cash		$25.0	$54.7
Short Term Investments		601.8	780.4
Consolidated Entities		7.0	7.5
		633.8	842.6
Less:
Bank Overdrafts		65.0	65.4
Treasury Bills 3.39% - 3.78%	Maturing 4 April 2006 -
15 June 2006		512.8	628.9
		577.8	694.3
		$56.0	$148.3

42	PROVINCE OF NEW BRUNSWICK	2006

SCHEDULES TO THE FINANCIAL STATEMENTS 31 March 2006

	(millions)
	2006	2005
SCHEDULE 2
RECEIVABLES AND ADVANCES
Accounts Receivable
General Receivables of Government Departments	$171.4	$153.5
General Receivables on Consolidated Entities	48.3	43.3
	219.7	196.8
Due from Federal Government
Conditional Grants
Canada Mortgage and Housing Corporation	31.4	28.5
Canada/New Brunswick Highway Improvement Program	---	34.4
Canada / New Brunswick Strategic Infrastructure Agreement	20.8	---
Canada / New Brunswick Border Infrastructure Agreement	3.8	---
Canada / New Brunswick Strategic Highway
Infrastructure Agreement	0.9	---
Disaster Financial Assistance Program	5.6	3.7
Gun Control	0.5	4.8
Infrastructure Program	2.4	3.8
Official Languages	48.2	32.4
Refund of Harmonized Sales Tax Paid	14.5	14.4
Regional Economic Development Agreement	12.9	3.7
Other Agreements	17.3	14.7
Unconditional Grants
Canada Health and Social Transfer	2.9	1.2
	161.2	141.6
Guarantee Payouts	50.1	52.4
Advances
Working Capital Advances	5.6	5.8
Advances of Grants	51.6	55.2
Other	68.9	64.9
	126.1	125.9
Interest Receivable
Agricultural Development Act	0.1	0.5
Economic Development Act	8.6	4.9
Student Loans	1.5	---
Fisheries Development Act	11.0	10.9
Other	12.2	10.0
	33.4	26.3
	590.5	543.0
Less: Allowance for Doubtful Accounts	(140.7)	(132.9)
	$449.8	$410.1

2006	PROVINCE OF NEW BRUNSWICK	43

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

	(millions)
	2006	2005
SCHEDULE 3
TAXES RECEIVABLE
Gasoline and Motive Fuels Tax	$20.7	$26.0
Real Property Tax	387.7	395.3
Royalties and Stumpage on Timber	24.3	21.8
Sales Tax	87.9	32.7
Tobacco Tax	8.5	10.2
Other	2.5	2.9
	531.6	488.9
Less: Allowance for Doubtful Accounts	85.4	96.9
	$446.2	$392.0
SCHEDULE 4
INVENTORIES
Supplies
Construction and Maintenance Materials	$9.5	$8.8
Educational Textbooks	1.0	1.0
Machine Repair Parts	6.7	6.3
Stationery and Supplies	1.6	1.5
Veterinary Supplies	0.8	0.8
Other Supplies	5.3	5.2
Consolidated Entities	15.2	14.5
	40.1	38.1
Inventories for Resale
Properties Held for Sale	6.7	4.8
	$46.8	$42.9

44	PROVINCE OF NEW BRUNSWICK	2006

SCHEDULES TO THE FINANCIAL STATEMENTS 31 March 2006
	(millions)
	2006			2005
		Allowance			Allowance
		for Doubtful			for Doubtful
	Amount	Accounts	Net	Amount	Accounts	Net
SCHEDULE 5
LOANS
Business New Brunswick
Agricultural Development Act	$18.1	$13.1	$5.0	$21.3	$15.6	$5.7
Economic Development Act	135.5	88.2	47.3	135.8	77.1	58.7
Fisheries Development Act	40.1	29.6	10.5	42.6	30.5	12.1
N. B. Agriexport Inc.	0.5	0.5	---	0.5	0.5	---
Provincial Holdings Ltd.	6.0	4.4	1.6	6.5	2.9	3.6
Energy Efficiency and Conservation
Agency of New Brunswick
Energy Efficiency Upgrade Loans	0.2	---	0.2	---	---	---
Education
Loans to Students	258.3	41.0	217.3	0.2	0.2	---
Environment and Local Government
Water and Sewerage Systems	0.4	---	0.4	0.4	---	0.4
Other Loans	0.3	0.3	---	0.2	0.2	---
Executive Council
La Fondation du quotidien francophone	4.0	4.0	---	4.0	4.0	---
Family and Community Services
New Brunswick Housing Act	34.5	2.4	32.1	33.6	2.1	31.5
Finance
Loans to Municipalities	1.0	---	1.0	1.3	---	1.3
Municipalities - Department of
Regional Industrial Expansion
Agreements	---	---	---	0.3	---	0.3
Public Safety
City of Moncton	1.0	---	1.0	1.2	---	1.2
Unsatisfied Judgements	9.5	9.5	---	9.5	9.5	---
Regional Development Corporation
Beaverbrook Art Gallery	1.0	---	1.0	1.0	---	1.0
Fundy Trail Authority Inc.	---	---	---	0.3	---	0.3
Fundy Trail Endowment Fund	2.6	---	2.6	4.0	---	4.0
	$513.0	$193.0	$320.0	$262.7	$142.6	$120.1

2006	PROVINCE OF NEW BRUNSWICK	45

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

	(millions)
	2006	2005
SCHEDULE 6
INVESTMENTS
Investment in Government Enterprises
Lotteries Commission of New Brunswick	$0.6	$0.2
New Brunswick Liquor Corporation	14.6	11.7
New Brunswick Municipal Finance Corporation	1.0	1.1
New Brunswick Securities Commission	1.9	1.2
New Brunswick Electric Finance Corporation	(56.7)	(188.2)
	(38.6)	(174.0)
Other Long Term Investments	4.0	3.5
Consolidated Entities	---	---
	$(34.6)	$(170.5)
SCHEDULE 7
ACCOUNTS PAYABLE
Accounts Payable	$416.9	$388.2
Due to Canada
Department of Regional Industrial Expansion	---	0.3
Equalization and Canada Health and Social Transfer	208.4	208.3
Other Agreements	0.1	2.8
	208.5	211.4
New Brunswick Housing Corporation - Third Parties	41.5	42.6
Other	0.5	0.5
	$667.4	$642.7

46	PROVINCE OF NEW BRUNSWICK	2006

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

	(millions)
	2006	2005
SCHEDULE 8
ACCRUED EXPENSES
Accrued Interest
Funded Debt	$149.8	$154.9
Outstanding Treasury Bills	1.0	1.8
Other	86.0	87.5
	236.8	244.2
Accrued Salaries Payable	206.9	207.4
Health	54.8	63.3
Strategic Assistance	40.6	45.2
Holdbacks on Contracts	12.4	9.8
Liability for Injured Workers	103.3	95.7
Retirement Allowances	230.9	222.4
Other	34.4	39.7
	$920.1	$927.7
SCHEDULE 9
ALLOWANCE FOR LOSSES
Business New Brunswick	$60.5	$36.2
Education	---	30.7
Training and Employment Development	0.1	0.1
Consolidated Entities	0.1	0.1
	$60.7	$67.1

2006	PROVINCE OF NEW BRUNSWICK	47

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

	(millions)
	2006	2005
SCHEDULE 10
DEFERRED REVENUE
Canada Health and Social Transfer	$0.3	$8.1
Motor Vehicle and Operators' Licenses	41.0	36.3
Real Property Taxes	267.2	258.3
Other	5.1	12.0
Consolidated Entities	9.5	9.2
	$323.1	$323.9
SCHEDULE 11
DEPOSITS HELD IN TRUST
Administrator of Estates of Patients in Psychiatric Facilities	$0.4	$0.4
Contractors' Deposits	2.6	3.3
Court of Queen's Bench	7.1	6.5
Family Support Order Services	0.5	0.5
Metallic Minerals Tax	13.1	15.0
Mining Licenses - Non-Performance Renewal Fees	3.7	1.5
New Brunswick Crop Reinsurance Fund	2.1	2.2
Sale of Property for Taxes	1.1	1.1
Scholarship Trusts	2.8	2.7
Tenants' Security Deposits	13.7	12.8
Other	10.0	6.5
	$57.1	$52.5
SCHEDULE 12
OBLIGATIONS UNDER CAPITAL LEASES
Moncton North School	$7.5	$7.8
Miramichi Youth Facility	17.6	17.9
New Brunswick Highway Corporation	808.4	823.0
Consolidated Entities	0.6	0.7
	$834.1	$849.4
SCHEDULE 13
PREPAID AND DEFERRED CHARGES
Unamortized Premiums, Discounts, and Issue Expenses
on Debentures	$49.6	$48.9
Other	26.6	20.7
	$76.2	$69.6

48	PROVINCE OF NEW BRUNSWICK	2006

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

		(millions)
	2006	2006	2005
	Budget	Actual	Actual
SCHEDULE 14
TAXES ON CONSUMPTION
Gasoline and Motive Fuels Tax	$236.0	$232.1	$239.7
Harmonized Sales Tax	827.6	838.6	723.0
Tobacco Tax	99.0	90.5	96.5
Other	0.1	0.1	0.1
	$1,162.7	$1,161.3	$1,059.3
SCHEDULE 15
TAXES ON INCOME
Corporate Income Tax	$154.2	$150.3	$173.1
Mining Tax	2.2	10.5	2.8
Personal Income Tax	1,021.0	1,063.6	1,000.2
	$1,177.4	$1,224.4	$1,176.1
SCHEDULE 16
OTHER TAXES
Financial Corporation Capital Tax	$10.0	$9.5	$10.6
Insurance Premium Tax	38.3	39.4	39.7
Large Corporation Capital Tax	41.3	36.3	39.5
Other	5.2	5.6	4.9
	$94.8	$90.8	$94.7
SCHEDULE 17
LICENSES AND PERMITS
Fish and Wildlife	$5.1	$5.3	$4.6
Liquor Licenses	0.8	0.9	0.9
Mines	1.0	1.3	1.0
Motor Vehicle	90.9	92.4	82.3
Security Frauds Prevention	---	---	2.0
Other	13.0	13.9	12.2
	$110.8	$113.8	$103.0

2006	PROVINCE OF NEW BRUNSWICK	49

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

	(millions)
	2006	2006	2005
	Budget	Actual	Actual
SCHEDULE 18
ROYALTIES
Forest	$61.2	$56.9	$60.2
Mines	6.8	10.9	10.5
	$68.0	$67.8	$70.7
SCHEDULE 19
INVESTMENT INCOME
Fiscal Stabilization Fund	---	---	0.5
Lottery Revenues	124.1	111.2	118.1
New Brunswick Electric Finance Corporation	---	131.5	7.8
New Brunswick Liquor Corporation	124.0	126.1	122.6
New Brunswick Securities Commission	5.1	6.5	4.5
Other Investment Income	28.3	34.2	30.2
	$281.5	$409.5	$283.7
SCHEDULE 20
OTHER PROVINCIAL REVENUE
Sales of Goods and Services
Institutional	$27.0	$25.4	$25.6
Intergovernmental	7.5	7.6	7.5
Leases and Rentals	18.7	20.5	19.6
Provincial Parks	2.6	2.6	2.4
General	195.0	186.0	187.7
Fines and Penalties	3.6	4.0	4.9
Other Revenue	25.4	48.9	36.3
	$279.8	$295.0	$284.0
SCHEDULE 21
CONDITIONAL GRANTS - CANADA
Central Government Services	$43.3	$41.4	$39.9
Economic Development	18.0	34.7	31.0
Education	138.5	147.8	131.2
Health	76.5	62.3	64.4
Transportation	(1.5)	0.9	0.4
Social Assistance	4.7	4.7	4.7
Other	4.2	32.6	21.2
	$283.7	$324.4	$292.8

50	PROVINCE OF NEW BRUNSWICK	2006

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

		(millions)
	2006	2006	2005
	Budget	Actual	Actual
SCHEDULE 22
EDUCATION
Amortization Expense	$24.8	$25.0	$23.9
Education	854.6	876.5	817.9
General Government	0.7	4.6	21.4
Maritime Provinces Higher Education Commission	198.5	258.5	185.2
New Brunswick Distance Education Network	---	---	0.2
Pension Expense	16.0	19.9	19.5
Provision Expense	1.4	7.7	2.0
Supply and Services	4.9	3.6	7.1
Training and Employment Development	---	0.1	---
	$1,100.9	$1,195.9	$1,077.2
SCHEDULE 23
HEALTH
Amortization Expense	$59.6	$53.4	$47.4
Health and Wellness	711.9	616.1	593.6
Pension Expense	4.1	3.9	3.3
Regional Health Authorities	1,178.6	1,284.9	1,192.7
	$1,954.2	$1,958.3	$1,837.0
SCHEDULE 24
FAMILY AND COMMUNITY SERVICES
Amortization Expense	$1.1	$1.1	$1.1
Family and Community Services	760.6	761.4	724.3
General Government	1.1	9.1	1.0
Provision Expense	4.0	3.9	4.1
	$766.8	$775.5	$730.5
SCHEDULE 25
PROTECTION SERVICES
General Government	$0.2	$0.2	$0.1
Justice	46.6	49.1	46.4
Pension Expense	0.8	(0.8)	(0.4)
Provision Expense	0.3	---	0.1
Public Safety	106.8	112.1	105.0
Supply and Services	---	0.1	---
	$154.7	$160.7	$151.2

2006	PROVINCE OF NEW BRUNSWICK	51

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

			(millions)
		2006	2006	2005
		Budget	Actual	Actual
SCHEDULE 26
ECONOMIC DEVELOPMENT
Amortization Expense		$1.3	$1.3	$1.4
Business New Brunswick		36.8	33.6	49.2
General Government		---	5.0	5.0
Provision Expense		20.0	44.7	22.9
Regional Development Corporation		38.8	42.8	40.1
Regional Development Corporation - Special
Operating Agency		27.2	25.3	35.7
Tourism and Parks		28.4	29.3	29.3
		$152.5	$182.0	$183.6
SCHEDULE 27
EMPLOYMENT DEVELOPMENT AND LABOUR
Amortization Expense	$	---	$0.1	$0.1
General Government		0.6	0.6	0.5
Training and Employment Development		225.5	230.8	228.7
		$226.1	$231.5	$229.3
SCHEDULE 28
RESOURCE SECTOR
Agriculture, Fisheries and Aquaculture		$35.9	$32.9	$36.6
AgriExport		---	---	(0.3)
Amortization Expense		0.1	0.2	0.1
Energy		2.3	2.3	2.0
Energy Efficiency and Conservation Agency of
New Brunswick		---	0.8	---
Environment		23.9	24.0	23.7
Forest Protection Limited		5.8	5.4	5.2
Natural Resources		96.3	96.4	93.8
New Brunswick Tire Stewardship Board		2.8	2.6	3.6
Provision Expense		0.3	---	2.1
		$167.4	$164.6	$166.8

52	PROVINCE OF NEW BRUNSWICK	2006

SCHEDULES TO THE FINANCIAL STATEMENTS
31 March 2006

		(millions)
	2006	2006	2005
	Budget	Actual	Actual
SCHEDULE 29
TRANSPORTATION
Amortization Expense	$112.2	$109.2	$105.3
General Government	0.3	0.4	1.0
Transportation	201.0	204.1	182.2
	$313.5	$313.7	$288.5
SCHEDULE 30
CENTRAL GOVERNMENT
Amortization Expense	$12.5	$8.5	$8.3
Algonquin Golf Ltd.	---	2.0	2.3
Algonquin Properties Ltd	10.4	9.2	8.7
Executive Council	3.3	2.9	2.3
Finance	78.6	77.5	74.2
General Government	121.0	75.4	73.7
Intergovernmental and International Relations	3.2	3.2	3.1
Legislative Assembly	17.2	17.4	18.2
Local Government	39.5	37.7	35.6
New Brunswick Investment Management Corporation	8.9	8.9	8.5
Office of the Comptroller	4.8	4.5	4.4
Office of Human Resources	5.6	4.3	5.3
Office of the Premier	1.1	1.1	1.1
Pension Expense	54.7	71.4	72.7
Provision Expense	6.0	5.3	0.8
Service New Brunswick	53.1	52.4	50.1
Supply and Services	104.4	101.8	103.3
	$524.3	$483.5	$472.6